EXHIBIT 1

     We are pleased to announce that the Company and the New Mountain Vantage GP, L.L.C. and its affiliates (“Vantage”) have agreed to a settlement, which ends the proxy contest pertaining to the election of directors at the Company’s 2008 Annual Meeting of Stockholders. All parties to this settlement agree that our shareholders, employees, retirees and customers are best served by resolving this matter and working together in a cooperative and productive manner.

     We believe that this settlement is a fair resolution to the differences between the Company and Vantage and we are pleased that we have found common ground where we can jointly focus our attention on continuing to grow shareholder value. The Company is very well positioned to maintain our long record of providing superior returns to all of our investors and this settlement does not substantially change the course that had been charted for your Company before this matter arose.

     As part of the settlement, the Company has agreed to increase the size of our Board from 10 to 11 directors and to nominate, in addition to our original slate of continuing directors, a new director, Vantage’s candidate Frederic V. Salerno, who, in accordance with Vantage’s policies and at their request, will receive no compensation for his Board service for as long as Vantage continues to own Common Stock of the Company. All four candidates will be nominated to serve for a term to expire in 2011.

     We will file a supplement to our Proxy Statement and new voting card to reflect these nominees, which will be mailed to shareholders. Likewise, Vantage will immediately cease its efforts related to its own proxy solicitation, and withdraw its Proxy Statement and its own nominations. Upon receiving these new proxy materials, we ask that you vote using the new proxy card.

     It was also agreed, in order to address a corporate governance matter, following the 2008 Annual Meeting of Shareholders, Phil will continue to serve as Chairman of the Board and Dave will be named Chief Executive Officer. To find out more about the terms of this settlement, you may refer to our Web site where a news release is posted.

     We would like to thank you for all of your efforts in supporting the Company’s position during this proxy contest. We have always known that the outstanding returns provided to shareholders are directly associated with your hard work and dedication. In this matter, you further showcased the superior talent, commitment and volunteerism that are deeply engrained in our employees. We would like to thank, in particular, those of you who made calls to our shareholders in the evenings and on the weekend. We are deeply grateful for the sacrifice you and your families made in finding time to make those calls, which were of critical importance to this effort.

     Thank you again for all that each of you does, every day, on behalf of the Company and in service to our customers.

Phil Ackerman	Dave Smith	Ron Tanski

IMPORTANT INFORMATION AND WHERE TO FIND IT

     In connection with its 2008 Annual Meeting, National Fuel Gas Company has filed a definitive proxy statement, WHITE proxy card and other materials with the U.S. Securities and Exchange Commission (“SEC”), and will be filing a supplement to such definitive proxy statement. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NATIONAL FUEL GAS COMPANY AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may contact Morrow & Co., LLC, National Fuel Gas Company’s proxy advisor for the 2008 Annual Meeting, at (800) 252-1959 or by email at nfginfo@morrowco.com. Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning National Fuel Gas Company at the SEC’s website at http://www.sec.gov. Free copies of National Fuel Gas Company’s SEC filings are also available on National Fuel Gas Company’s website at http://www.nationalfuelgas.com. These materials and other documents may also be obtained for free from: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

National Fuel Gas Company and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from National Fuel Gas Company’s stockholders with respect to the matters considered at National Fuel Gas Company’s 2008 Annual Meeting. Information regarding these directors, and these certain officers and employees, is included in the definitive proxy statement on Schedule 14A filed with the SEC on January 11, 2008, and on National Fuel Gas Company's website at http://www.nationalfuelgas.com. Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with National Fuel Gas Company’s 2008 Annual Meeting.